As filed with the Securities and Exchange Commission on November 15, 2023

No. 333-266012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-266012

UNDER THE SECURITIES ACT OF 1933

Mallinckrodt plc

(Exact name of registrant as specified in its charter)

Ireland	98-1088325
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Ireland

(Address of principal executive offices)

+353 1 6960000

(Registrant’s telephone number, including area code)

Mallinckrodt Pharmaceuticals 2022 Stock and Incentive Plan

(Full title of the plan)

Mark Tyndall, Esq.

Executive Vice President, Chief Legal Officer

and Corporate Secretary

Mallinckrodt plc

675 McDonnell Blvd.

Hazelwood, MO 63042

(Name and address of agent for service)

314-654-3000

(Telephone number, including area code, of agent for service)

With a copy to:

Bradwell Limited, 10 Earlsfort Terrace

Dublin 2, Dublin, D02T380

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

On August 28, 2023, Mallinckrodt plc (hereinafter “Mallinckrodt” or the “Company”) and certain of its subsidiaries (collectively, the “Debtors”) voluntarily initiated proceedings (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) with a prepackaged chapter 11 plan as contemplated by the Restructuring Support Agreement, dated as of August 23, 2023, by and among the Company, certain of its subsidiaries, certain creditors and the Opioid Master Disbursement Trust II. On September 29, 2023, the Debtors filed the First Amended Prepackaged Joint Chapter 11 Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates (as may be amended or supplemented from time to time in accordance with its terms, the “Plan”) in the Chapter 11 Cases in the Bankruptcy Court. Subsequently, on October 10, 2023, the Bankruptcy Court entered an order confirming the Plan.

On September 20, 2023, the Company’s directors presented a petition before the High Court of Ireland (the “Irish High Court”) seeking the appointment of an examiner to the Company, thereby commencing examinership proceedings with respect to the Company in Ireland. On the same date, the Irish High Court made an order appointing Michael McAteer of Grant Thornton Ireland LLP as examiner of the Company (the “Examiner”) on an interim basis, which appointment was subsequently confirmed by an order of the Irish High Court made on October 2, 2023. Subsequently, on November 10, 2023, the Irish High Court made an order pursuant to Section 541 of the Companies Act 2014 of Ireland (the “Order”) confirming a scheme of arrangement proposed by the Examiner between the Company, its shareholders and certain of its creditors, which is based on and consistent in all respects with the Plan (the “Scheme of Arrangement”). The Order also provided that the Scheme of Arrangement would become effective on the same date that the Plan becomes effective. At such time, the Scheme of Arrangement would become binding on the Company, its creditors and members as a matter of the laws of Ireland, the examinership proceedings would conclude, and the Company would cease to be under the protection of the Irish High Court. On November 14, 2023, the Plan and the Scheme of Arrangement became effective and the Debtors emerged from the Chapter 11 Cases and the Company emerged from the Irish examinership proceedings.

Accordingly, the Company has terminated all offerings of its ordinary shares, par value $0.01 per share (the “Ordinary Shares”), pursuant to the registration statement on Form S-8 (No. 333-266012) registering 1,829,068 Ordinary Shares issuable pursuant to the Mallinckrodt Pharmaceuticals 2022 Stock and Incentive Plan (the “Registration Statement”). Effective upon filing of this post-effective amendment (the “Post-Effective Amendment”), the Company hereby removes from registration all such Ordinary Shares of the Company that are registered but unsold under the Registration Statement, if any, amends the Registration Statement, as appropriate, to reflect the deregistration of such Ordinary Shares, and terminates its effectiveness.

This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hazelwood, Missouri on November 15, 2023.

MALLINCKRODT PLC

By:	/s/ Mark Tyndall
Name:	Mark Tyndall
Title:	Executive Vice President, Chief Legal Officer & Corporate Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Act.